EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Guild Mortgage Strategically Expands with Acquisition of Academy Mortgage

National Lender Brings approximately 200 Branches and 1,000+ Team Members to Guild’s Retail Channel; Guild to become 8th largest non-bank retail mortgage lender with 25% increase to origination volume

SAN DIEGO – Feb. 13, 2024 – Guild Mortgage (NYSE: GHLD), a growth-oriented mortgage lending company originating and servicing residential loans since 1960, has agreed to acquire the retail lending assets of Academy Mortgage Corporation, a privately held Utah-based lender. Academy boasts approximately 200 branches and more than 1,000 employees who will transition to Guild, including more than 600 licensed mortgage originators.

The addition of Academy Mortgage will extend Guild’s market share across its national footprint. Academy’s loan volume represents an approximate 25% increase in annual origination volume for Guild, based on results from both organizations through the third quarter of 2023, and the combined company would be the 8th largest non-bank retail lender in the country1. Guild is currently the 10th largest non-bank retail lender. Both Guild and Academy Mortgage are licensed to originate loans in 49 states and Washington, D.C.

“Guild and Academy share a commitment to the purchase mortgage market and believe in local sales and fulfillment that builds on our customers for life strategy. Our aligned core values attract employees dedicated to serving their communities and delivering on the promise of homeownership,” said Guild Chief Executive Terry Schmidt. “This transaction represents two like-minded organizations joining forces to continue to grow stronger together. Each acquisition we’ve completed has brought new talent to Guild, making us a better company. We’re excited to extend a warm welcome to our new Academy teammates and build on their talent with the support of Guild behind them.”

Founded in 1988, Academy Mortgage has earned a reputation as a values-based organization that serves customers, communities, and employees, above all. Academy has grown into one of the top independent lenders in the U.S., with approximately 200 branches across the West, Central, and Southeast regions. In 2023, Academy generated $5.59 billion in loan originations. The company was recently named the #1 Top Rated Mortgage Lender on Zillow.

Academy Mortgage Chief Executive Adam Kessler will join Guild’s senior leadership team through the transition and newly combined organization. Academy branches will operate as a division within Guild and transition to the Guild brand.

“Academy has always led the industry in its commitment to Inspiring Hope, Delivering Dreams, and Building Prosperity – for our homeowners, partners, and employees. Joining forces with Guild Mortgage will allow us to accelerate our collective desire to preserve and promote that vision as we work together to become the nation's best independent mortgage lender,” said Kessler. “I’ve known Terry and the Guild team for a long time, and our common mission, vision, and values made it clear joining forces would be a win-win for both companies. Joining Guild provides new opportunities for our team to access Guild’s industry-leading product suite and leverage Guild’s robust reputation, technology, and servicing platform while strengthening both organization’s focus on people, purpose, productivity, and prosperity.”

Headquartered in San Diego, Guild Mortgage is a leading national lender with an established history of offering a comprehensive array of loan products and partnering with government organizations to help deliver the promise of home in every neighborhood and community it serves. Its loan professionals can serve the needs of any homebuyer, from helping first-time buyers achieve homeownership, often through government loan programs, to homebuyers looking for a jumbo loan. Guild also helps active duty and retired military personnel who qualify for VA loans with 100% financing and flexible qualifying standards. The company is consistently recognized for its impact in the communities it serves, commitment to customer service, strength in regulatory compliance, and workplace culture.

Transaction Highlights:

•	Platform of choice: The acquisition of Academy’s retail lending assets illustrates the successful execution of Guild's strategy to position itself as the preferred platform for local, retail mortgage originators seeking long-term growth and stability. Academy will be the sixth lender to join forces with Guild via acquisition since 2021 and will increase Guild’s number of licensed originators to more than 2,100. Based on origination volume of both organizations through the third quarter of 2023, the combined enterprise would represent 1.3% of retail market share among non-bank retail mortgage lenders, which would rank 8th nationally [1].
•	Retail and purchase commitment: Guild and Academy are committed to the retail purchase mortgage market, with more than 95% of their combined loan volume in 2023 generating from the local retail market in communities they serve. This positions Guild to continue generating durable volume and margins post-close.
•	Customer-first technology: Similarities in the two company’s client-centric approach is expected to make integration of Academy efficient and provide clients with a consistent experience across the United States. Guild’s internally-developed servicing platform and servicing expertise positions Academy branches to capture additional repeat business and build clients for life.
•	Creating long-term value: The transaction positions the company and its sales force to realize substantial volume growth as the current high-rate market cycle moderates and creates more favorable conditions for homebuyers in the future. Guild expects the transaction to be accretive to earnings once it is fully integrated as the benefits of a greater market share, expense synergies, and a disciplined focus on the purchase mortgage market are fully realized.

About Guild Mortgage

Founded in 1960 when the modern U.S. mortgage industry was just forming, Guild Mortgage Company is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild’s collaborative culture and commitment to diversity and inclusion enable it to deliver a personalized experience for each customer. With more than 4,000 employees and over 300 retail branches, Guild has relationships with credit unions, community banks, and other financial institutions and services loans in 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. Guild Mortgage Company is a wholly owned subsidiary of Guild Holdings Company, whose shares of Class A common stock trade on the New York Stock Exchange under the symbol GHLD.

About Academy Mortgage Corporation

Academy Mortgage is ranked as one of the top 25 lenders in the country by leading industry publications. It is the company's mission to be 1st CHOICE in delivering the dream of sustainable homeownership by inspiring hope, delivering dreams, and building prosperity in the families and communities it serves. The company is headquartered in Draper, Utah; has more than 200 branches across the country; and is licensed to originate loans in 49 states and Washington, D.C. For more information, visit www.academymortgage.com. #1-rated in Zillow

Forward-Looking Statements

This press release of Guild Holdings Company contains forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

These forward-looking statements include, but are not limited to, statements about (i) the benefits of the proposed acquisition of the retail lending assets of Academy Mortgage Corporation, (ii) Guild’s ability to integrate Academy Mortgage Corporation, (iii) the expected impact of the acquisition on Guild’s origination volume, number of origination staff, market share, expense synergies or earnings per share, and (iv) the timeline for the completion of the acquisition, each of which is subject to a number of significant risks and uncertainties. Actual results may vary materially from those expressed or implied by any forward-looking statements due to risks and uncertainties such as: the ability to meet the conditions to closing the transaction; the ability to complete the transaction as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the transaction; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the benefits and synergies contemplated by the transaction within the expected timeframe, or at all; and the other factors detailed under Part II, Item 1A. “Risk Factor” of Guild’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and its subsequent filings with the Securities and Exchange Commission. These forward-looking statements reflect Guild’s current expectations and beliefs and speak only as of the date on which they are made. Guild undertakes no obligation to update any forward-looking statement to reflect actual events unless required by law.

1Source: Inside Mortgage Finance Publications, Inc. Copyright © 2024. Used with permission.

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